EXHIBIT 21

                   SUBSIDIARIES OF THE COMPANY


Name                                       State of Incorporation

ART Holdings Corporation
f/k/a Acumenics Research & Technology, Inc.              Maryland

Aerospace Sciences, Inc.                                 Virginia

Engineering and Information Services, Inc.               Virginia

Performance Engineering Network, Inc.                    Virginia

SyCom Services, Inc.                                     Delaware

Hadron - CPD, Inc. (inactive)                            Virginia

P.E.N. Acquisition Corporation (inactive)                Virginia

Telcom International, Inc. (inactive)                    Delaware

Applied Graphics Corporation (inactive)                  Maryland

Compulaser, Inc. (inactive)                              Delaware

Digitcom, Inc. (inactive)                                    Ohio

G. E. Boggs and Associates, Inc. (inactive)              Maryland

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